Exhibit (11)

ROPES & GRAY LLP PRUDENTIAL TOWER 800 BOYLSTON STREET BOSTON, MA 02199-3600 WWW.ROPESGRAY.COM

December 1, 2021

Brighthouse Funds Trust I

One Financial Center

Boston, MA 02111

Re:    Registration Statement on Form N-14

Ladies and Gentlemen:

We are counsel to Brighthouse Funds Trust I (the “Trust”). In connection with the registration statement of the Trust on Form N-14 (the “Registration Statement”) being filed by the Trust under the Securities Act of 1933, as amended (the “Act”), relating to the proposed combination of AQR Global Risk Balanced Portfolio (to be renamed PanAgora Global Diversified Risk Portfolio II) (the “Buying Portfolio”) with PanAgora Global Diversified Risk Portfolio (the “Selling Portfolio”), each a series of the Trust, and the issuance of Class B shares of beneficial interest of the Buying Portfolio in connection therewith (the “Shares”), all in accordance with the terms of the Agreement and Plan of Reorganization by and between the Trust, on behalf of the Selling Portfolio, and the Trust, on behalf of the Buying Portfolio (the “Agreement and Plan of Reorganization”), we have examined the Trust’s Certificate of Trust on file in the office of the Secretary of the State of Delaware (the “Certificate of Trust”), the Trust’s Amended and Restated Declaration of Trust and the Trust’s Amended and Restated By-Laws, each as amended to date, and are familiar with the actions taken by the Trust’s trustees in connection with the issuance and sale of the Shares. We have also examined such other documents and records as we have deemed necessary for the purposes of this opinion.

We have assumed for purposes of this opinion that, prior to the date of the issuance of the Shares, (1) the trustees of the Selling Portfolio and the shareholders of the Selling Portfolio will have taken all action required of them for the approval of the Agreement and Plan of Reorganization and (2) the Agreement and Plan of Reorganization will have been duly executed and delivered by each party thereto.

Based upon the foregoing, we are of the opinion that:

1.    The Trust is a duly organized and validly existing unincorporated association under the laws of the State of Delaware and is authorized to issue an unlimited number of its shares of beneficial interest.

2.    When issued in accordance with the Agreement and Plan of Reorganization, the Shares will be validly issued, fully paid and nonassessable by the Trust.

This opinion may be filed with the Registration Statement.

Sincerely,

/s/ Ropes & Gray LLP

Ropes & Gray LLP